GREAT FALLS, Mont., March 10 -- ENERGY WEST INCORPORATED (EWST), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that on March 7, 2003, the United States District Court for the
District of Montana, the Honorable Sam E. Haddon presiding, issued a Memorandum accompanied by Findings of Fact and Conclusions of Law in the pending lawsuit by
PPL Montana, LLC (PPLM) against EWST's subsidiary, Energy West Resources, Inc.
(EWR). The lawsuit involves claims by PPLM that EWR breached an electricity supply agreement by scheduling electricity in excess of the amount permitted by the terms of the agreement. Trial in the lawsuit began on December 9, 2002.

In December, the Court determined that the trial would be separated into two phases, the first of which was to try the claims of PPLM that EWR had breached the agreement. In its March 7 ruling, the Court concluded that EWR materially breached the agreement with PPLM. The Court's ruling of March 7, 2003, addresses only the issue of whether EWR breached the agreement, and does not determine whether PPLM sustained any damages. The March 7 ruling is interlocutory in nature, meaning that the parties cannot take an immediate appeal of the ruling to the U.S. Court of Appeals.

The trial will now begin a second phase in which the parties will present evidence concerning the issue of whether PPLM sustained any damages as a result of the breaches that the Court has found.

EWR does not believe that PPLM has incurred any damages, and therefore that PPLM is not entitled to any recovery in the litigation. PPLM has alleged that it is entitled to recover damages from EWR of approximately $18 million. The Court will hear the parties' evidence and arguments and is expected to issue a judgment in the case once it has decided whether PPLM is entitled to recover any damages, and, if so, the amount of such damages. Any ruling adverse to EWR could have a material adverse effect on the Company and its financial position.
Depending on the final outcome of the case, EWR may file an appeal with the U.S.
Court of Appeals seeking to overturn any adverse judgment.

EWST President and Chief Executive Officer Ed Bernica said "Although we obviously are disappointed with the court's finding that EWR breached the agreement with PPLM, we remain confident that we will prevail in our position that PPLM did not suffer any damages and should not be entitled to any recovery from EWR. We will vigorously pursue our position concerning damages as the trial of this case continues."

Safe Harbor Forward Looking Statement: EWST is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of EWST.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond EWST's control. EWST expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in EWST's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.